Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	February 4, 2016

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Record Quarterly and Annual Distributable Cash Flow, Targets Annual Distribution Growth of 10% for 2016 and at least 8% for 2017

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $207.1 million for fourth quarter 2015 compared to $252.1 million for fourth quarter 2014. The decrease in current year net income was driven by reduced profits from the partnership’s commodity-related activities, due to lower realized commodity prices on these activities and mark-to-market (MTM) pricing adjustments for the related hedging positions, partially offset by higher contributions from Magellan’s core fee-based transportation and terminal activities.
Distributable cash flow (DCF), a non-generally accepted accounting principles (non-GAAP) financial measure that represents the amount of cash generated during the period that is available to pay distributions, was a record $256.9 million for fourth quarter 2015 compared to $248.1 million for fourth quarter 2014.
Diluted net income per limited partner unit was 91 cents in fourth quarter 2015 and $1.10 in fourth quarter 2014. Diluted net income per unit excluding MTM commodity-related pricing adjustments, a non-GAAP financial measure, of 86 cents for fourth quarter 2015 was slightly higher than the 84-cent guidance provided by management in early Nov. 2015.
“Despite the downturn in energy markets, Magellan generated record distributable cash flow for both the fourth quarter and the full-year 2015, driven by the benefit of recently-completed expansion capital projects and continued strong demand for our fee-based refined products and crude oil pipeline and terminal services,” said Michael Mears, chief executive officer. “Magellan’s business fundamentals remain sound, with our stable business model, investment-grade balance sheet and attractive slate of growth projects positioning us well to remain strong in the current energy environment with a stated goal to increase annual cash distributions to our investors by 10% for 2016 and at least 8% for 2017.”
Beginning with the fourth quarter of 2015, the partnership adjusted the presentation of tender deductions received from customers on its refined products and crude oil pipelines from operating expense to revenue. Historical financial results have been adjusted to conform to this new presentation. Net income and DCF were not impacted by this change.
An analysis by segment comparing fourth quarter 2015 to fourth quarter 2014 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:

Refined products. Refined products operating margin was $203.8 million, a decrease of $48.1 million primarily related to the impact of lower commodity prices on the partnership’s commodity-related activities, including MTM adjustments for New York Mercantile Exchange (NYMEX) positions. Transportation and terminals revenue increased $5.4 million between periods primarily due to higher average tariffs from the partnership’s 4.6% tariff increase on July 1, 2015, higher terminalling revenue (in part due to the recently-acquired Atlanta terminal) and higher revenue from additional leased storage along the pipeline system, partially offset by lower transportation volumes. Overall refined pipeline volumes declined 4% due to continued lower distillate demand, in part due to reduced drilling activities in areas served by the partnership’s assets, and regional refinery issues that resulted in less volume moving on Magellan’s system during the quarter. On an annual basis, refined pipeline volumes were relatively flat between periods as higher gasoline volumes offset lower distillate demand.
Operating expenses increased $3.1 million due to higher asset integrity spending based on timing of maintenance work and less favorable product overages (which reduce operating expenses) resulting from lower commodity prices.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased $50.4 million between periods primarily due to a $32.7 million unfavorable variance associated with MTM adjustments for NYMEX positions used to economically hedge the partnership’s commodity-related activities and other inventory adjustments. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s cash product margin, which reflects only transactions that settled during the quarter, also decreased between periods primarily due to lower commodity prices.
Crude oil. Crude oil operating margin was $95.2 million, an increase of $6.4 million. Transportation and terminals revenue increased $10.0 million primarily due to contributions from the 40-mile Houston crude oil pipeline that Magellan acquired in Nov. 2014, more shipments on the partnership’s Longhorn pipeline system and new leased storage contracts. Affiliate management fee revenue declined $3.3 million due to lower construction management fees now that the BridgeTex pipeline is operational. Earnings of non-controlled entities increased $1.5 million primarily due to higher shipments on the Double Eagle condensate pipeline system, which is owned 50% by Magellan. Operating expenses increased $2.1 million between periods due to higher asset integrity spending based on timing of maintenance work and accruals for remediation costs.
Marine storage. Marine storage operating margin was $29.2 million, a decrease of $2.1 million. Revenue declined $1.8 million primarily due to a one-time customer contract buy-out that benefited fourth-quarter 2014, partially offset by higher average storage rates in the 2015 period.
Other items. Depreciation and amortization increased primarily due to recent expansion capital expenditures, and G&A expense was higher primarily due to an increase in Magellan’s unit price during the fourth quarter of 2015, which impacts deferred board of director fees. Other expense decreased $5.0 million related to a lower non-cash MTM adjustment for hedged crude oil tank bottom inventory owned by the partnership.
Net interest expense increased due to additional borrowings to finance expansion capital spending, partially offset by more interest capitalized for construction projects in the current period. As of Dec. 31, 2015, the partnership had $3.4 billion of debt outstanding, including $280.0 million outstanding under its commercial paper program, and $28.7 million of cash on hand.

Annual results
For the year ended Dec. 31, 2015, net income was $819.1 million compared to $839.5 million in 2014 primarily related to MTM adjustments and overall lower prices for the partnership’s commodity-related activities. Otherwise, Magellan’s fee-based activities increased significantly between years primarily due to higher refined products pipeline tariffs, increased shipments on the Longhorn and BridgeTex crude oil pipeline systems and the full-year benefit from the 40-mile Houston crude oil pipeline that Magellan acquired in late 2014. Full-year diluted net income per limited partner unit was $3.59 in 2015 and $3.69 in 2014. Annual DCF was a record $942.9 million in 2015, or 1.4 times the amount needed to pay distributions related to 2015, compared to $880.5 million in 2014.

Expansion capital projects
Magellan remains focused on expansion opportunities, making significant progress on its current slate of projects with $666 million spent during 2015 on organic growth construction projects and $81 million spent to acquire an additional Atlanta terminal and a 100-acre tract of land in Corpus Christi, Texas for future development. Based on the progress of expansion projects already underway, the partnership expects to spend $800 million in 2016 and $100 million thereafter to complete its current slate of construction projects. The new estimates include spending for Magellan’s share of the recently-announced HoustonLink pipeline connection and new origin for the BridgeTex pipeline as well as the addition of jet fuel service for the Little Rock pipeline.
Significant progress continues for Magellan’s largest construction projects. Construction of the Little Rock pipeline is nearing completion, with start-up expected in mid-2016. Pipeline installation is 75% complete for the Platteville-to-Cushing segment of the Saddlehorn pipeline, with this segment expected to be fully operational during third quarter. Right-of-way acquisition continues for the Carr-to-Platteville segment of the Saddlehorn pipeline, which is still expected to be operational by the end of 2016. Further, construction continues for Magellan’s condensate splitter and related infrastructure in Corpus Christi, which are expected to be operational during the second half of 2016.
Magellan continues to evaluate well in excess of $500 million of potential growth projects in earlier stages of development as well as additional acquisition opportunities, all of which have been excluded from the partnership’s spending estimates. For instance, Magellan continues to evaluate multiple options to increase its Gulf Coast marine capabilities, including additional storage at its Galena Park, Texas marine terminal and further development of its Seabrook Logistics joint venture and its recently-acquired land in Corpus Christi.

Financial guidance for 2016
Management remains committed to its goal of increasing annual cash distributions by 10% for 2016 and currently expects to generate annual DCF of $900 million in 2016, resulting in 1.2 times the amount needed to pay cash distributions for 2016. Current DCF guidance assumes an average crude oil price of approximately $35 per barrel for 2016, with each $1 change in the price of crude oil estimated to impact Magellan’s 2016 financial results by approximately $3 million, primarily related to the partnership’s butane blending activities and the value of its pipeline tender deductions and product overages.
Management is targeting annual distribution growth of at least 8% for 2017 while maintaining distribution coverage of at least 1.2 times the amount needed to pay cash distributions for 2017. Distribution growth guidance specific to 2017 has not been provided previously.

“With the current challenges facing the energy industry, we have heard very clearly from our long-term investors that distribution coverage has become exceedingly important at this time,” said Michael Mears, chief executive officer. “Magellan’s goal of increasing annual distributions by 10% for 2016 and at least 8% for 2017 while maintaining distribution coverage of at least 1.2 provides a healthy mix of distribution growth and coverage for our investors.”
Net income per limited partner unit is estimated to be $3.20 for 2016, with first-quarter guidance of 70 cents. Guidance excludes future NYMEX MTM adjustments on the partnership’s commodity-related activities.
Management continues to believe the large majority of the partnership’s operating margin will be generated by fee-based transportation and terminals services, with commodity-related activities contributing less than 15% of the partnership’s operating margin.

Earnings call details
An analyst call with management to discuss fourth-quarter results and 2016 guidance is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (888) 378-0320 and provide code 5364236. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Feb. 10. To access the replay, dial (888) 203-1112 and provide code 5364236. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities and its crude oil tank bottom inventory. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 95 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: plan, goal, believe, estimate, expect, future, may, will and similar references to future periods. Although management of Magellan Midstream Partners, L.P. believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects and to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines owned and operated by third parties and connected to the partnership’s terminals or pipelines; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2014 and subsequent reports on Forms 8-K and 10-Q. Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances learned of or occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2015	2014	2015
Transportation and terminals revenue	$382,039	$395,646	$1,459,267	$1,544,746
Product sales revenue	289,389	174,009	878,974	629,836
Affiliate management fee revenue	6,765	3,393	22,111	13,871
Total revenue	678,193	573,048	2,360,352	2,188,453
Costs and expenses:
Operating	124,637	129,528	500,901	525,902
Cost of product sales	195,851	131,065	594,585	447,273
Depreciation and amortization	39,279	42,632	161,741	166,812
General and administrative	38,667	40,277	148,288	151,329
Total costs and expenses	398,434	343,502	1,405,515	1,291,316
Earnings of non-controlled entities	15,328	16,830	19,394	66,483
Operating profit	295,087	246,376	974,231	963,620
Interest expense	35,421	40,886	145,862	158,895
Interest income	(369)	(283)	(1,540)	(1,276)
Interest capitalized	(1,445)	(5,405)	(22,803)	(14,442)
Other expense (income)	8,573	3,539	8,573	(1,015)
Income before provision for income taxes	252,907	207,639	844,139	821,458
Provision for income taxes	822	516	4,620	2,336
Net income	$252,085	$207,123	$839,519	$819,122

Basic net income per limited partner unit	$1.11	$0.91	$3.69	$3.60

Diluted net income per limited partner unit	$1.10	$0.91	$3.69	$3.59

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,316	227,583	227,260	227,550

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,232	228,439	227,626	227,888

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2015	2014	2015
Refined products:
Transportation revenue per barrel shipped	$1.420	$1.505	$1.399	$1.439
Volume shipped (million barrels):
Gasoline	66.4	64.8	256.1	268.1
Distillates	43.5	40.5	163.1	152.5
Aviation fuel	5.5	5.1	23.0	21.2
Liquefied petroleum gases	0.4	0.4	9.9	9.7
Total volume shipped	115.8	110.8	452.1	451.5

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.116	$1.161	$1.192	$1.118
Volume shipped (million barrels)	52.8	52.5	185.5	209.9
Crude oil terminal average utilization (million barrels per month)	12.0	13.6	12.2	13.1
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels) (1)	18.1	18.0	18.3	75.2

Marine storage:
Marine terminal average utilization (million barrels per month)	23.3	24.0	22.9	24.0

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 50% by Magellan.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2015	2014	2015
Refined products:
Transportation and terminals revenue	$245,976	$251,349	$946,612	$974,505
Less: Operating expenses	86,453	89,507	356,057	377,772
Losses of non-controlled entities	—	(47)	—	(193)
Transportation and terminals margin	159,523	161,795	590,555	596,540

Product sales revenue	287,359	169,365	872,537	623,102
Less: Cost of product sales	194,907	127,320	592,887	442,621
Product margin	92,452	42,045	279,650	180,481
Operating margin	$251,975	$203,840	$870,205	$777,021

Crude oil:
Transportation and terminals revenue	$90,050	$100,075	$341,915	$394,098
Affiliate management fee revenue	6,391	3,046	20,790	12,495
Earnings of non-controlled entities	14,642	16,183	16,309	63,918
Less: Operating expenses	22,317	24,423	83,184	89,455
Transportation and terminals margin	88,766	94,881	295,830	381,056

Product sales revenue	—	3,587	—	3,587
Less: Cost of product sales	—	3,278	—	3,278
Product margin	—	309	—	309
Operating margin	$88,766	$95,190	$295,830	$381,365

Marine storage:
Transportation and terminals revenue	$46,013	$44,222	$170,740	$176,143
Affiliate management fee revenue	374	347	1,321	1,376
Earnings of non-controlled entities	686	694	3,085	2,758
Less: Operating expenses	16,852	16,610	65,173	62,526
Transportation and terminals margin	30,221	28,653	109,973	117,751

Product sales revenue	2,030	1,057	6,437	3,147
Less: Cost of product sales	944	467	1,698	1,374
Product margin	1,086	590	4,739	1,773
Operating margin	$31,307	$29,243	$114,712	$119,524

Segment operating margin	$372,048	$328,273	$1,280,747	$1,277,910
Add: Allocated corporate depreciation costs	985	1,012	3,513	3,851
Total operating margin	373,033	329,285	1,284,260	1,281,761
Less:
Depreciation and amortization expense	39,279	42,632	161,741	166,812
General and administrative expense	38,667	40,277	148,288	151,329
Total operating profit	$295,087	$246,376	$974,231	$963,620

Note: Amounts may not sum to figures shown on the consolidated statement of income due to inter-segment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING AND LOWER-OF-COST-OR-MARKET INVENTORY ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	December 31, 2015
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$207,123	$0.91	$0.91
Unrealized derivative gains associated with future physical product sales	(14,674)	(0.07)	(0.07)
Lower-of-cost-or-market adjustments associated with future physical product transactions	4,360	0.02	0.02
Excluding commodity-related adjustments*	$196,809	$0.86	$0.86

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,583
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,439

* Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,		2016
	2014	2015	2014	2015	Guidance

Net income	$252,085	$207,123	$839,519	$819,122	$730,000
Interest expense, net	33,607	35,198	121,519	143,177	167,000
Depreciation and amortization	39,279	42,632	161,741	166,812	177,000
Equity-based incentive compensation (1)	9,553	9,019	12,471	6,461	5,000
Loss on sale and retirement of assets	2,393	3,493	7,223	7,871	8,000
Commodity-related adjustments:
Derivative gains recognized in the period associated with future product transactions (2)	(75,939)	(14,674)	(87,511)	(47,780)
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period (3)	17,120	21,076	(8,086)	96,084
Lower-of-cost-or-market adjustments (4)	36,856	4,360	39,309	(34,316)
Total commodity-related adjustments	(21,963)	10,762	(56,288)	13,988	47,000
Cash distributions received from non-controlled entities in excess of/(less than) earnings for the period	(12,217)	7,032	(8,724)	14,572	20,000
Adjusted EBITDA	302,737	315,259	1,077,461	1,172,003	1,154,000
Interest expense, net, excluding debt issuance cost amortization(5)	(33,041)	(34,352)	(119,186)	(140,464)	(164,000)
Maintenance capital (6)	(21,641)	(24,010)	(77,806)	(88,685)	(90,000)
Distributable cash flow	$248,055	$256,897	$880,469	$942,854	$900,000

Distributable cash flow per limited partner unit receiving distributions related to this period	$1.09	$1.13	$3.88	$4.14	$3.95

Weighted average number of limited partner units receiving distributions related to this period	227,426	227,781	227,158	227,516	227,781

(1) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow ("DCF") purposes. Total equity-based incentive compensation expense for the year ended December 31, 2014 and 2015 was $27.3 million and $24.3 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2014 and 2015 of $14.8 million and $17.8 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce DCF.

(2) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. In addition, the partnership has designated certain derivatives it uses to hedge its crude oil tank bottoms and linefill assets as fair value hedges and the change in the differential between the current spot price and forward price on these hedges is recognized currently in earnings.  The partnership excludes the net impact of both of these adjustments from its determination of DCF until the hedged products are physically sold.  In the period in which these hedged products are physically sold, the net impact of the associated hedges is included in the partnership's determination of DCF.

(3) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), the partnership includes in its DCF calculations the full amount of the gain or loss realized on the economic hedges in the period that the underlying product sales occur.

(4) The partnership adds the amount of lower-of-cost-or-market (“LCM”) adjustments on inventory and firm purchase commitments it recognizes in each applicable period to determine DCF as these are non-cash charges against income.  In subsequent periods when the partnership physically sells or purchases the related products, it deducts the LCM adjustments previously recognized to determine DCF.

(5) In 2015, the partnership adopted Accounting Standards Update No. 2015-03, Interest: Simplifying the Presentation of Debt Issuance Costs. Under this new accounting standard, the partnership has reclassified debt issuance cost amortization expense as interest expense. The partnership has added back debt issuance cost amortization expense included in interest expense for purposes of calculating DCF as follows: For the three months ended December 31, 2014 and 2015, $0.6 million and $0.8 million, respectively, and for the twelve months ended December 31, 2014 and 2015, $2.3 million and $2.7 million, respectively.

(6) Maintenance capital expenditure projects maintain the partnership's existing assets and do not generate incremental DCF (i.e. incremental returns to the partnership's unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.